UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                                          Commission File Number  33-76956
                                                                 ----------


                   WESTPOINT STEVENS RECEIVABLES MASTER TRUST
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             (Exact name of registrant as specified in its charter)


         507 WEST 10TH STREET, WEST POINT, GEORGIA 31833 (706) 645-4000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      WESTPOINT STEVENS RECEIVABLES MASTER TRUST FLOATING TRADE RECEIVABLES
                    PARTICIPATION CERTIFICATES SERIES 1994-1
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            (Title of each class of securities covered by this Form)


                                      NONE
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  |X|                    Rule 12h-3(b)(1)(i)  |X|
Rule 12g-4(a)(1)(ii) |_|                    Rule 12h-3(b)(1)(ii) |_|
Rule 12g-4(a)(2)(i)  |_|                    Rule 12h-3(b)(2)(i)  |_|
Rule 12g-4(a)(2)(ii) |_|                    Rule 12h-3(b)(2)(ii) |_|
                                            Rule 15d-6           |_|

   Approximate number of holders of record as of the certification or notice date: NONE
      ------

   Pursuant to the requirements of the Securities Exchange Act of 1934, WestPoint Stevens Receivables Master Trust, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 18, 1999                By: /s/ Christopher N. Zodrow
      --------------------------        ----------------------------------------
                                        Christopher N. Zodrow
                                        Vice President and Secretary




SEC 2069 (8-96)                      NYFS11...:\92\80765\0004\1324\FRM3189K.090